Registration No. 333-85492

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ARBITRON INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	52-0278528 (I.R.S. Employer Identification No.)

9705 Patuxent Woods Drive

Columbia, Maryland 21046

(410) 312-8000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

ARBITRON INC. 2001 Broad Based Stock Incentive Plan

(Full Title of the Plan)

Timothy T. Smith

Executive Vice President, Business Development & Strategy

Chief Legal Officer and Secretary

Arbitron Inc.

9705 Patuxent Woods Drive

Columbia, Maryland 21046

1-800-342-1131

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1, filed by Arbitron Inc., a Delaware corporation (the “Registrant”), relates to Registration Statement 333-85492 filed by the Registrant with the Securities and Exchange Commission on April 3, 2002 registering 1,000,000 shares of common stock, par value $0.50 per share (“Common Stock”), of the Registrant relating to the Arbitron Inc. 2001 Broad Based Stock Incentive Plan (the “Registration Statement”) (note that the preceding share number listed does not take into account corporate actions, such as stock splits, taken in the interim).

Effective as of September 30, 2013 (the “Effective Time”), pursuant to the Agreement and Plan of Merger, dated December 17, 2012, as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of January 25, 2013, by and among Nielsen Holdings N.V., a company organized and existing under the laws of the Netherlands (“Parent”), TNC Sub I Corporation, a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and the Registrant, Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as the continuing corporation. In connection with the Merger, all issued and outstanding Common Stock, other than certain excluded shares, converted into the right to receive cash. As a result of the Merger, the offerings under the Registration Statement have been terminated. In accordance with the undertakings made by the Registrant to remove from registration, by means of a post-effective amendment, any of the securities under the Registration Statement which remain unsold at the termination of the offerings, the Registrant hereby removes from registration all securities registered under the Registration Statement which remained unsold as of the Effective Time, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbia, State of Maryland, on the 30th day of September 2013.

ARBITRON INC.

By:	/s/ Timothy T. Smith
	Name:	Timothy T. Smith
	Title:	Executive Vice President, Business Development and Strategy, Chief Legal Officer, and Secretary

Note: no other person is required to sign this post-effective amendment to the Registration Statement on Form S-8 in reliance on Rule 478 of the Securities Act of 1933, as amended.